Exhibit 10.3
HILL-ROM HOLDINGS, INC.
 STOCK AWARD
(EFFECTIVE <<GRANT DATE>>)

1.           Purpose.  The purpose of the Hill-Rom Holdings, Inc. Stock Award (hereinafter called the “Award”), which is granted under the Hill-Rom Holdings, Inc. Stock Incentive Plan (the “Plan”), is to promote profitability and growth of Hill-Rom Holdings, Inc. (the “Company”) by offering an incentive payable in Company common stock to <<Name>> (the “Employee”) who contributes to such profitability and growth.

2.           Amount of Award.  Solely for purposes of this Award, the Company shall cause an account to be established in the name of the Employee (“Deferred Stock Account”), which shall be assumed to be invested in <<Units>> shares (“Initial Deferred Stock Award”) of common stock, no par value of the Company (“Common Stock”).  The Initial Deferred Stock Award represents the number of shares of Common Stock that would be earned if the performance goal described in Section 3 were attained at the “Target” performance level, as described in Section 3.  No actual shares of Common Stock shall be held in the Deferred Stock Account, and the number of hypothetical shares of Common Stock maintained in the Deferred Stock Account (“Deferred Stock”) shall be a book entry which states the number of shares of Common Stock the Employee would have a right to receive in accordance with the terms of this Award.  Any stock dividends, stock splits and other similar rights inuring to Common Stock shall be assumed to inure to the Deferred Stock, which may increase or decrease the number of shares of Deferred Stock in the Deferred Stock Account.  Notwithstanding anything herein to the contrary, no cash dividends paid on Common Stock by the Company shall be paid or credited to the account of the Employee with respect to any Deferred Stock in the Deferred Stock Account.

3.           Vested Deferred Stock.

(a)        Subject to Section 4, the shares of Deferred Stock in the Employee’s Deferred Stock Account will become non-forfeitable (“Vested Deferred Stock”) based on the Company’s total shareholder return (“TSR”) performance over a period beginning on October 1, 2011 and ending on September 30, 2014 (“Performance Period”) relative to the Peer Companies’ (as defined in Exhibit A) TSR during the Performance Period, as determined by the Compensation and Management Development Committee of the Company’s Board of Directors (the “Committee”), in accordance with the following schedule:

Company’s Relative TSR	Percentage of Deferred Stock	Percentile Ranking
Becoming Vested Deferred Stock	Performance Level

Less than 25th percentile	0%

25th percentile	25%	Threshold

60th percentile	100%	Target

If the Company’s TSR relative to the Peer Companies’ TSR during the Performance Period is above the 25th percentile but below the 60th percentile, the number of shares of Deferred Stock that become Vested Deferred Stock shall be determined by interpolation based on the schedule set forth above.  Subject to Section 4, any portion of the Deferred Stock that does not become Vested Deferred Stock in accordance with the schedule set forth above based on the Company’s TSR performance during the Performance Period shall be forfeited by Employee without the payment of any consideration or further consideration by the Company.

If the Company’s TSR relative to the Peer Companies’ TSR during the Performance Period is above the 60th percentile, (i) all of the Deferred Stock in the Employee’s Deferred Stock Account on September 30, 2014 shall become Vested Deferred Stock, and (ii) the Committee, in its discretion, may grant to Employee additional Deferred Stock equal to a percentage of the shares of Deferred Stock in the Employee’s Deferred Stock Account on September 30, 2014, determined according to the following schedule, with the appropriate percentage determined by interpolation as necessary:
Percentage of September 30, 2014
Deferred Stock Account Balance
Company’s Relative TSR	That May Be Granted
Percentile Ranking	As Additional Deferred Stock

60th percentile	0%

65th percentile	33%

70th percentile	67%

75th percentile or above	100%

Any additional Deferred Stock granted by the Committee shall immediately be Vested Deferred Stock as of the date of such grant by the Committee.  Any fractional shares of Vested Deferred Stock determined under this Section 3 shall be rounded up to the next whole share of Vested Deferred Stock.

(b)        TSR shall be based on the trailing 20-day average closing stock prices of the Company and the Peer Companies measured as of (and including the 20th day) the first and last business days of the Performance Period and including the effect of any dividends actually paid as if the dividends were invested in the stock of the Company or the Peer Company, as the case may be, and proportionately adjusted for stock splits, reorganizations or similar transactions occurring the during the Performance Period.

(c)        The Peer Companies are set forth in Exhibit A.  If a member of the Peer Companies is acquired by a third party during the Performance Period, such member shall no longer be a Peer Company.  If a member of the Peer Companies declares bankruptcy during the Performance Period, such member will remain a Peer Company for purposes of determining the Company’s relative TSR percentile ranking for the Performance Period, and such member's TSR shall be considered to be at the lowest ranking.

4.           Employment Requirements.

(a)        Except as otherwise provided herein, upon the Employee’s termination of employment for any reason before the end of the Performance Period, any Deferred Stock maintained in the Deferred Stock Account which is not Vested Deferred Stock shall be forfeited by the Employee without the payment of any consideration or further consideration by the Company, and neither the Employee nor any successors, heirs, assigns, or legal representatives of the Employee shall thereafter have any further rights or interest in such forfeited Deferred Stock.  If the Employee remains continuously employed by the Company until the last day of the Performance Period, the number of shares of Deferred Stock that are determined by the Committee to be Vested Deferred Stock pursuant to Section 3 shall become Vested Deferred Stock, regardless of whether the Employee remains employed with the Company until the date of such determination. Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company and/or any of its Subsidiaries (as defined in the Plan) shall not be considered terminations of employment.  For purposes of this Agreement and the Plan, the Committee shall have absolute discretion to determine the date and circumstances of termination of the Employee’s employment, and its determination shall be final, conclusive and binding upon the Employee.  Notwithstanding anything herein to the contrary, the transfer of the Employee’s employment from the Company to any of its Subsidiaries or from one of the Company’s Subsidiaries to the Company or another of the Company’s Subsidiaries in connection with a Distribution (as defined below) or disposition shall not constitute a termination of employment for purposes of this Agreement, and the Employee’s employment will be deemed to continue for purposes of this Agreement until otherwise terminated as provided herein.  In particular, if the Employee transfers employment from the Company to any of its Subsidiaries or from one of the Company’s Subsidiaries to the Company or another of the Company’s Subsidiaries in connection with or in anticipation of a Distribution or disposition, such transfer of employment shall not constitute a termination of employment for purposes of this Agreement, and the Employee’s employment will be deemed to continue for purposes of this Agreement until otherwise terminated as provided herein.

(b)        Notwithstanding the foregoing, any Deferred Stock maintained in the Deferred Stock Account shall become Vested Deferred Stock upon the termination of the Employee’s employment with the Company, one of its Subsidiaries or one of their respective divisions before the end of the Performance Period by reason of disability (as determined by the Committee) or death.  The Employee shall have no right to any additional shares of Deferred Stock, regardless of the Company’s TSR performance during the Performance Period.  In the event of the termination of Employee’s employment with the Company, one of its Subsidiaries or one of their respective divisions before the end of the Performance Period by reason of Retirement (as defined below), a pro rata portion (based on the number of days of Employee’s employment during the Performance Period) of the Deferred Stock that would have become Vested Deferred Stock in accordance with Section 3, if any, shall become Vested Deferred Stock at the end of the Performance Period, including any additional Deferred Stock that may be granted by the Committee under Section 3 if the Company’s TSR relative to the Peer Companies’ TSR during the Performance Period is above the 60th percentile.  For purposes of this paragraph, “Retirement” means a termination of employment after (i) the day after the first anniversary date of the effective date of this Award, and (ii) attaining age fifty-five (55) and completion of five (5) years of employment.

(c)        Any Deferred Stock maintained in the Deferred Stock Account shall become Vested Deferred Stock upon the termination of the Employee’s employment by the Company for any reason other than on account of his death, disability, retirement or for Cause (as defined in the Employee’s employment agreement) or by Employee for Good Reason (as defined in the Employee’s employment agreement)(i) after the day after the first anniversary date of the effective date of this Award and (ii) after the occurrence, but before the second anniversary of (A) a Change in Control (as defined in Section 14.2 of the Plan), or (B) a sale, transfer or disposition of substantially all of the assets or capital stock of a Subsidiary (as defined in the Plan) or division of the Company or one of its Subsidiaries for whom the Employee is employed at the time of such Change in Control, sale, transfer, or disposition.  Notwithstanding anything herein to the contrary, the distribution by the Company to Company shareholders of any or all of the shares of common stock of any of its Subsidiaries (“Distribution”) shall not constitute an event causing Deferred Stock to become Vested Deferred Stock as described in the preceding sentence.

In consideration of the grant of this Award, the Employee hereby agrees and acknowledges that any provisions in an Employment Agreement and/or a Change in Control Agreement between the Employee and the Company related to the vesting of awards granted under the Plan shall not apply and have no effect with respect to this Award, and that the vesting of this Award upon a Change in Control shall be governed solely by this Agreement.

5.           Delivery of Shares.  The Company shall deliver to the Employee shares of Common Stock equal in number to the number of shares of Vested Deferred Stock.  The shares of Common Stock delivered to the Employee shall be from shares held by the Company as treasury stock or from shares of Common Stock acquired by the Company in the open market.  Subject to the Employee’s election to defer, all shares of Common Stock to be delivered to the Employee shall be delivered as soon as administratively possible after the day on which such shares become Vested Deferred Stock, but no later than March 15th of the calendar year immediately following the calendar year in which such shares become Vested Deferred Stock.  However, shares of Vested Deferred Stock delivered due to the Employee’s termination under Section 4(c) shall be delivered with ninety (90) days after the Employee’s termination provided that the Employee shall have no right to designate the calendar year in which the shares will be delivered.  Notwithstanding the foregoing, if shares become deliverable by reason of the Employee’s separation from service following a Change in Control and at the time of the Employee’s separation from service the Employee is a “specified employee” as defined in Code Section 409A, then the shares of Common Stock to be delivered shall be delivered on the date which is six months after the date of the Employee’s separation from service.

6.           Administration of the Award.  The Committee shall administer the Award.  The Committee shall have complete and full discretion in the administration and interpretation of the terms of the Award.

7.           Right to Defer Payment of Award.

(a)        Election to Defer Award.  The Employee may elect to defer payment of the Award otherwise due on the date shares become Vested Deferred Stock by completing a written election and delivering such election to the Company at least one year prior to such date; provided however, that the completion of such written election and the delivery of such election may be at an earlier date as determined by the Committee or required by law to insure the validity of such deferral.  The Employee may not defer payment for a period that is shorter than five (5) years after the date the shares become Vested Deferred Stock.  At the end of the deferral period elected by the Employee (or within a certain period of time after the last day of the deferral period as determined by the Committee or required by law to insure the validity of the deferral), the Company, subject to Sections 9, 10 and 11, shall deliver to the Employee shares of Common Stock equal in number to the number of Vested Deferred Stock held in the Employee’s Deferred Stock Account.

(b)        Financial Hardship.  A withdrawal from the Employee’s Deferred Stock Account of Vested Deferred Stock shall be permitted prior to the termination of the deferral period in the event that the Employee experiences an “unforeseeable emergency” as such term in defined Section 409A(a)(2)(B)(ii) of the Internal Revenue Code of 1986, as amended (“Code”) and the regulations issued thereunder.  The Employee must apply to the Committee for an unforeseeable emergency withdrawal and demonstrate that the circumstances being experienced were not under the Employee’s control and constitute a real emergency, which is likely to cause a severe financial hardship.  The Committee shall have the authority to require such medical or other evidence as it may need to determine the necessity for the Employee’s withdrawal request.  If such application for withdrawal is permitted, the amount of such withdrawal shall be limited to an amount reasonably necessary to satisfy the emergency need, and the Committee must take into account any additional compensation available.  If the Employee makes a withdrawal, the amount of the Employee’s Deferred Stock Account under this Award shall be proportionately reduced to reflect the withdrawal.  Also, the withholding requirements described in Section 11 shall also be effected before the withdrawal.  Notwithstanding anything in this Section 4(b) to the contrary, any withdrawal for any unforeseeable emergency must comply with Code Section 409A(a)(2)(B).

8.           No Rights as Stockholder.  The Employee shall have no rights as a stockholder with respect to any shares of Common Stock covered by this Award until shares of Common Stock are delivered to the Employee.  Until such time, the Employee shall not be entitled to dividends (except where the Employee’s Deferred Stock Account is adjusted for stock dividends pursuant to Section 2) or to vote at meetings of the stockholders of the Company.

9.           Compliance With Securities Laws.  Prior to the receipt of any certificates for shares of Common Stock pursuant to this Award, the Employee (or the Employee’s beneficiary or legal representative upon the Employee’s death or disability) shall enter into such additional written representations, warranties and Awards as the Company may reasonably request in order to comply with applicable securities laws or with this Award.

10.         Stock Ownership Guidelines.  The Employee (or the Employee’s beneficiary or legal representative upon the Employee’s death or disability) shall be bound by the “Stock Ownership Guidelines” of the Company as may be in effect from time to time.

11.         Withholding.  Any payment of Common Stock under this Award shall be subject to applicable federal and state withholding requirements.  Hence, unless the Employee delivers a check to the Company equal to the required withholding, the number of shares distributed shall be reduced to meet the Employee’s applicable withholding requirements.

12.         Designation of Beneficiary.  The Employee shall be permitted to provide to the Committee a beneficiary designation for receipt of his or her Award after death.  If the Employee fails to designate a beneficiary, or if the designated beneficiary predeceases the Employee, the Award shall be paid to the deceased Employee’s spouse, if living, or if such spouse is not living, to the deceased Employee’s estate.

13.         Adjustments.  In the event of any merger, reorganization, consolidation, sale of substantially all assets, recapitalization, stock dividend, stock split, spin-off, split-up, split-off, distribution of assets or other change in corporate structure occurring after the effective date of this Award affecting the Common Stock subject to this award, the Board of Directors of the Company shall adjust the number and kind of shares of Common Stock subject to this Award so as to maintain the proportionate number of shares subject to this award, and such adjustment shall be conclusive and binding upon the Employee and the Company.

14.         Non-Transferability.

(a)        The Deferred Stock, the Deferred Stock Account and the Vested Deferred Stock may not be sold, assigned, transferred, exchanged, pledged, hypothecated, or otherwise encumbered and no such sale, assignment, transfer, exchange, pledge, hypothecation, or encumbrance, whether made or created by a voluntary act of the Employee or any agent of the Employee or by operation of law, shall be recognized by, or be binding upon, or shall in any manner affect the rights of, the Company, its successors or any agent thereof.

(b)        No amounts payable under the Award shall be transferable by the Employee other than by his designation of a beneficiary pursuant to Section 12.  The amounts payable under the Award shall be exempt from the claims of creditors of the Employee and from all orders, decrees, levies and executions and any other legal process to the fullest extent that may be permitted by law.

15.         Amendments to Award.  The Award may only be modified upon the mutual agreement of the Company and the Employee.

16.         Source of Benefit Payments.  The payment of the Award to the Employee shall be paid solely from the general assets of the Company.  Until the actual delivery of the shares of Common Stock, the Employee shall not have any interest in any specific assets of the Company, including shares of Common Stock, under the terms of the Award.  The Award shall not be considered to create an escrow account, trust fund or other funding arrangement of any kind, or a fiduciary relationship between the Employee and the Company.  Until such time of payment, no shares of the Common Stock shall be set aside by the Company for the Award.

17.         Successors and Assigns.

(a)        This Award is personal to the Employee and without the prior written consent of the Company shall not be assignable by the Employee except by will or the laws of descent and distribution.  This Award shall inure to the benefit of and be enforceable by the Employee’s guardian and legal representatives.

(b)        This Award shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)        The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Award in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

18.         Award Subject to Plan.  This Award is subject to the terms of the Plan.  The terms and provisions of the Plan (including any subsequent amendments thereto) are hereby incorporated herein by reference.  In the event of a conflict between any terms and provisions contained herein and the terms or provisions of the Plan, the applicable terms or provisions of the Plan will govern and prevail.

19.         Governing Law.  This Award shall be governed by and construed in accordance with the internal laws of the State of Indiana without reference to principles of conflict of laws.  The captions of this Award are not part of the provisions hereof and shall have no force or effect.  This Award may not be amended or modified except by a written Award executed by the parties hereto or their respective successors and legal representatives.

20.         Severability.  The invalidity or unenforceability of any provision of this Award shall not affect the validity or enforceability of any other provision of this Award.

21.         No Waiver.  The failure of the Employee or the Company to insist upon strict compliance with any provision of this Award or the failure to assert any right the Employee or the Company may have under this Award shall not be deemed to be a waiver of such provision or right or any other provision or right of this Award.

22.         Code Section 409A.  The Plan is intended to comply with, or otherwise be exempt from, Code Section 409A. The Plan shall be administered, interpreted, and construed in a manner consistent with Code Section 409A or an exemption therefrom.  Should any provision of the Plan be found not to comply with, or otherwise be exempt from, the provisions of Code Section 409A, such provision shall be modified and given effect (retroactively if necessary), in the sole discretion of the Committee, and without the consent of the Employee, in such manner as the Committee determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Code Section 409A.  If any of the payments under this Agreement are subject to Code Section 409A and the Company determines that the Employee is a “specified employee” under Code Section 409A at the time of the Employee’s separation from service, then each such payment will not be made or commence until the date which is the first day of the seventh month after the Employee’s separation from service, and any payments that otherwise would have been paid during the first six months after the Employee’s separation from service will be paid in a lump sum on the first day of the seventh month after the Employee’s separation from service or upon the Employee’s death, if earlier.  Such deferral will be effected only to the extent required to avoid adverse tax treatment to the Employee, including (without limitation) the additional twenty percent (20%) federal tax for which the Employee would otherwise be liable under Code Section 409A(a)(l)(B) in the absence of such deferral.

23.         Entire Award.  The Employee and the Company acknowledge that this Award supersedes any prior agreement between the parties with respect to the subject matter of this Award.
24.         Counterparts.  This Award may be executed in counterparts, which together shall constitute one and the same original.

Effective Date:  __<< DATE>>_______________

HILL-ROM HOLDINGS, INC.

Accepted:                      _______________________________________
<<NAME>>

Exhibit A

Peer Companies

Alere Inc.	Kinetic Concepts Inc.
Allscripts Healthcare Solutions Inc.	LifePoint Hospitals Inc.
Amerigroup Corp.	Lincare Holdings Inc.
Bard (C.R.) Inc.	Masimo Corp.
Bio-Rad Laboratories Inc. (Cl A)	Medicis Pharmaceutical Corp.
Carefusion Corp.	Mednax Inc.
Catalyst Health Solutions Inc.	Mettler-Toledo International Inc.
Charles River Laboratories International Inc.	Omnicare Inc.
Chemed Corp.	Owens & Minor Inc.
Community Health Systems Inc.	Perkinelmer Inc.
Cooper Companies Inc.	Perrigo Co.
Covance Inc.	Pharmaceutical Product Development Inc.
Dentsply International Inc.	Resmed Inc.
Edwards Lifesciences Corp.	Sirona Dental Systems Inc.
Endo Pharmaceuticals Holdings Inc.	Steris Corp
Gen-Probe Inc.	Techne Corp.
Health Management Associates Inc. Cl A	Teleflex Inc.
Health Net Inc.	Thoratec Corp.
Henry Schein Inc.	United Therapeutics Corp.
Hologic Inc.	Universal Health Services Inc. Cl B
Hospira Inc.	Varian Medical Systems Inc.
Idexx Labs Inc.	Vca Antech Inc.
Integra Lifesciences Hldgs	Vertex Pharmaceuticals Inc.
Intuitive Surgical Inc.	Wellcare Health Plans Inc.
Invacare Corp	West Pharmaceutical Svsc Inc.
Kindred Healthcare Inc.	Zimmer Holdings Inc.